CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated each of G. W. Gresham, S. F. Coleman, S. G. Fishbach, J. A. Lim and S. A. Freeman (collectively, the "Authorized Signatories") each signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission as a result of the undersigned's position with or ownership of or transactions in securities of eFunds Corporation. The authority of the Authorized Signatories under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 or 5 with regard to the undersigned's position with or ownership of or transactions in securities of eFunds Corporation, unless earlier revoked in writing. The undersigned acknolwedges that neither eFunds Corporation nor any of the Authorized Signatories are assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934. Effective as of February 15, 2006, this Statement shall also operate to revoke the authority granted on any prior Confirming Statements executed by the undersigned with regard to the above-named issuer.


/s/ Angel Cabrera Izquierdo
11/7/2006